UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2014

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2014 (the “Signing Date”), Thor Industries, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Daryl E. Zook, Trista E. Nunemaker, Tonja Zook-Nicholas, The Daryl E. Zook GST Exempt Lifetime Trust or its assignee, and The Daryl E. Zook GST Non-Exempt Lifetime Trust or its assignee (collectively the “Sellers”) pursuant to which the Company would acquire all of the issued and outstanding shares of capital stock of K.Z., Inc. (the “K.Z. Stock”). The Closing is scheduled to occur at 12:01 a.m. (New York time) on May 1, 2014. Capitalized terms used in this Form 8-K but not otherwise defined herein shall have the meanings ascribed to those terms in the Agreement.

The Agreement provides that the purchase price to be paid by the Company to the Sellers for the K.Z. Stock will be $53,403,571 (the “Signing Purchase Price”), which consists of the Base Purchase Price of $52,300,000 plus $1,103,571, the amount by which the Estimated Net Working Capital exceeded the Target Net Working Capital. On the Signing Date, the Signing Purchase Price was paid to the Signing Escrow Agent and will be held in escrow until the Closing Date, upon which such Signing Purchase Price will be distributed according to the Signing Escrow Agreement. The Signing Purchase Price is subject to further adjustment as set forth in Section 1.4 of the Agreement to determine the final Purchase Price.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2014.

On April 17, 2014, the Company issued a press release announcing that it had entered into the Agreement. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated April 17, 2014, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: April 17, 2014	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary